Exhibit 99.1
Investor Relations Contact:
Jim Pirak
(425) 256-8284
jim.pirak@symetra.com
Media Relations Contact:
Laurie Johnson
(425) 256-5049
laurie.johnson@symetra.com
SYMETRA FINANCIAL REPORTS FOURTH QUARTER AND
FULL YEAR RESULTS FOR 2009
Full Year Adjusted Operating Income Increases 20% Over 2008 Levels
BELLEVUE, Wash.—(Feb. 10, 2010)—Symetra Financial Corp. (NYSE: SYA) today reported fourth quarter 2009 net income of $32.1 million, or $0.29 per diluted share. This compares with a net loss of $4.9 million, or a $0.05 loss per share, in fourth quarter 2008. For the full year, Symetra produced net income of $128.3 million, or $1.15 per diluted share, compared with $22.1 million, or $0.20 per diluted share, in 2008. These consolidated full year results reflect solid, balanced earnings across Symetra’s four business segments and improved investment returns over 2008 levels.
Adjusted operating income1 was $32.7 million, or $0.29 per diluted share, in fourth quarter 2009, compared with $31.1 million, or $0.28 per diluted share, in the prior-year period. For the full year, Symetra generated adjusted operating income of $147.9 million, or $1.32 per diluted share, compared with $122.9 million, or $1.10 per diluted share, in 2008.
Symetra’s return on equity (ROE) for full year 2009 was 15.4%, up from 2.6% in 2008. Operating return on average equity (ROAE)1 was 10.5% for the full year, compared with 9.2% in 2008.
Total revenues in the fourth quarter of 2009 were $440.5 million, compared with $344.0 million in the prior-year period. For the full year, total revenues increased 18.1% to $1.71 billion, compared with $1.45 billion in 2008.
“We finished 2009 with solid earnings from our diverse lines of business and significant sales increases in annuities and life insurance,” said Symetra President and Chief Executive Officer Randy Talbot. “Symetra’s strong balance sheet and broad distribution network position us well to efficiently deploy the capital raised from our recent initial public offering.”

	Three Months Ended		Twelve Months Ended
Summary Financial Results	December 31		December 31
(In millions, except per share data)	2009	2008	2009	2008

Net Income (Loss)	$32.1	$(4.9)	$128.3	$22.1
Per Diluted Share of Common Stock	$0.29	$(0.05)	$1.15	$0.20

Adjusted Operating Income	$32.7	$31.1	$147.9	$122.9
Per Diluted Share of Common Stock	$0.29	$0.28	$1.32	$1.10

Return on Equity			15.4%	2.6%

Operating Return on Average Equity			10.5%	9.2%

2009 Highlights
•	Balanced earnings across all four business segments.

•	Significant sales growth in Retirement Services, Income Annuities and Individual segments through financial institutions and independent agents.

•	Disciplined underwriting in Group segment resulted in premium decline.

•	Marked improvement in equity portfolio performance with returns of 34.0%, outpacing the S&P 500 total return index of 26.5%.
BUSINESS SEGMENTS

	Three Months Ended		Twelve Months Ended
Segment Pretax Adjusted Operating Income	December 31		December 31
(in millions)	2009	2008	2009	2008

Group	$10.7	$15.2	$55.4	$66.9

Retirement Services	17.3	9.2	58.6	36.6

Income Annuities	9.4	8.5	42.4	36.5

Individual	14.7	16.7	66.3	59.7

Other	(5.7)	(15.5)	(11.5)	(31.6)

Subtotal	$46.4	$34.1	$211.2	$168.1

Less: Taxes*	13.7	3.0	63.3	45.2

Adjusted Operating Income	$32.7	$31.1	$147.9	$122.9

*	Represents the total provision for income taxes adjusted for the tax effect on net realized investment gains (losses) and on net realized and unrealized investment gains (losses) on fixed index annuity (FIA) options at the U.S. federal income tax rate of 35%.
Group
Symetra’s Group segment, which consists primarily of medical stop-loss insurance, posted fourth quarter pretax adjusted operating income of $10.7 million, compared with $15.2 million in the prior-year period. For full year 2009, pretax adjusted operating income was $55.4 million, compared with $66.9 million in 2008. The decline in fourth quarter and full year operating income was driven by increased claims; in particular, a higher frequency of large claims. Group’s loss ratio was 69.9% for fourth quarter 2009, compared with 66.6% in the prior-year period. The full year 2009 loss ratio was 68.3%, up from 65.8% in 2008.
Total premiums for full year 2009 were $432.2 million, compared with $449.8 million in 2008. The premium decrease was anticipated and a result of lower sales and renewals primarily driven by pricing increases in the medical stop-loss line.
Retirement Services
The Retirement Services segment includes fixed and variable deferred annuities and retirement plans. For fourth quarter 2009, Retirement Services generated $17.3 million in pretax adjusted operating income, up from $9.2 million in the prior-year period. For the full year, pretax adjusted operating income totaled $58.6 million, compared with $36.6 million in 2008. Operating income improved significantly in the fourth quarter and for the full year due to higher interest spreads on increased account values. Total account values hit a record $8.41 billion at year-end, up 32.0% from $6.37 billion at the end of 2008.
Retirement Services sales were $261.9 million for the fourth quarter and $2.23 billion for full year 2009. This compares with sales of $624.1 million in fourth quarter 2008 and $1.77 billion for full year 2008. Fourth quarter 2008 sales reflected market conditions in which many consumers moved their assets to fixed-return annuity products. Symetra capitalized on its broad distribution network both in 2008 and 2009 to drive growth in this segment.
Income Annuities
The Income Annuities segment, which includes single premium immediate annuities (SPIAs) and structured settlements, had pretax adjusted operating income of $9.4 million in fourth quarter 2009, compared with $8.5 million in the prior-year period. For full year 2009, Income Annuities produced $42.4 million in pretax adjusted operating income, up from $36.5 million in 2008. Strong underwriting and expense savings contributed to the improved fourth quarter and full year 2009 results.
Sales for the quarter and the year were strong, with $83.8 million in the fourth quarter and $251.8 million for full year 2009. This represents a significant increase over sales of $34.5 million in fourth quarter 2008 and sales of $140.8 million for full year 2008. New business in fourth quarter 2009 was led by SPIA sales through financial institutions and independent agents. As a result of increased sales during the last half of 2009, the Income Annuities segment grew, reversing the downward trend of the past several years.
Individual
The Individual segment, which includes term and universal life insurance, and bank-owned life insurance (BOLI), reported pretax adjusted operating income of $14.7 million for fourth quarter 2009, compared with $16.7 million in the prior-year period. The decrease in fourth quarter operating income was due primarily to BOLI claims and interest spread. For the full year, the Individual segment produced $66.3 million in pretax adjusted operating income, compared with $59.7 million in 2008. The increase in full year 2009 operating income stemmed from good underwriting results.
In a predominately down market for life industry sales, Individual sales increased quarter-over-quarter and year-over-year. Individual posted sales of $2.7 million for fourth quarter 2009 and $13.0 million for the full year. This compares with sales of $2.4 million in the prior-year period and $10.1 million for full year 2008. Contributing to the improved full year performance were increased sales of single premium life policies through financial institutions and sales of term life policies through independent agents.
Other Segment
The Other segment, including unallocated corporate income and expenses, interest expense on debt and other income outside of Symetra’s four business segments, had a pretax adjusted operating loss of $5.7 million in the fourth quarter of 2009, compared with a pretax adjusted operating loss of $15.5 million in the prior-year period. For the full year, the Other segment recorded a pretax adjusted operating loss of $11.5 million, compared with a $31.6 million loss in 2008. The improvement in fourth quarter and full year 2009 results was due largely to an increase in the fair value of investments in limited partnerships (primarily private equity funds and hedge funds) as reflected in net investment income.
Investment Portfolio
Net realized investment losses improved to a $0.3 million loss in the fourth quarter of 2009, compared with a $54.7 million loss for the prior-year period. For the full year, net realized investment losses were $29.3 million, compared with net losses of $158.0 million in 2008. Driving this improvement was the performance of Symetra’s equity portfolio, which generated net gains of $5.4 million in fourth quarter 2009, compared with net losses of $29.0 million in fourth quarter 2008. Equity portfolio improvements led to net gains of $34.0 million for full year 2009, compared with net losses of $69.2 million in 2008.
Impairment losses were $12.8 million in fourth quarter 2009, compared with losses of $24.7 million in the prior-year period. For full year 2009, impairment losses were $86.5 million, compared with losses of $86.4 million in 2008, as the recession and economic downturn affected Symetra’s fixed maturity portfolio.
Stockholders’ Equity
Book value as of Dec. 31, 2009 increased to $1,433.3 million, or $12.83 per share, compared with $286.2 million, or $2.56 per share, as of Dec. 31, 2008. The increase in book value was driven by recovery in unrealized losses in the investment portfolio. Adjusted book value per share, as converted,1 increased to $15.23 per share as of Dec. 31, 2009, compared with $13.95 per share as of Dec. 31, 2008. Symetra ended 2009 with a risk-based capital (RBC) ratio of approximately 400%. This ratio does not include new capital contributions from the initial public offering.
Initial Public Offering
On Jan. 22, 2010, Symetra common stock began trading on the New York Stock Exchange under the ticker symbol “SYA.” The offering, which closed Jan. 27, 2010, consisted of 25,259,510 primary shares sold by Symetra, and 9,700,490 secondary shares sold by existing stockholders at a share price of $12.00. Symetra received net primary proceeds in the offering of approximately $282.5 million. After the offering, Symetra had 117,988,965 total shares of common stock outstanding.
2010 Outlook
Symetra’s 2010 guidance will consist of a full year estimate of adjusted operating income per diluted share. Based on current information, the company expects 2010 adjusted operating income per diluted share to be between $1.40 and $1.55.

Additional Financial Information
This press release and the fourth quarter 2009 financial supplement are posted on the company’s Web site at http://investors.symetra.com. Investors are encouraged to review all of these materials.
Quiet Period
Symetra is currently observing an initial public offering quiet period and will not be hosting a conference call or webcast to discuss the fourth quarter and full year 2009 results.
About Symetra Financial
Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefits consultants, financial institutions and independent agents and advisors. For more information about Symetra, visit www.symetra.com.
Use of Non-GAAP Measures
1 Symetra uses both U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures to track the performance of its operations and financial condition. Definitions of each non-GAAP measure are provided below, and reconciliations to the most directly comparable GAAP measure are included in the tables at the end of this press release. These measures are not a substitute for GAAP financial measures. For more information about these non-GAAP measures, including discussions of the material limitations of these measures, please see the company’s Registration Statement on Form S-1.
This press release includes non-GAAP financial measures entitled “adjusted operating income (loss),” “adjusted operating income (loss) per diluted share,” “adjusted book value,” “adjusted book value, as converted,” “adjusted book value per share, as converted” and “operating return on average equity.” The company defines adjusted operating income (loss) as net income (loss) excluding after-tax net investment gains (losses) and including after-tax net realized and unrealized investment gains (losses) on fixed index annuity (FIA) options. Adjusted operating income (loss) per diluted share is defined as adjusted operating income (loss) divided by diluted common shares outstanding. Adjusted book value is defined as stockholders’ equity, less accumulated other comprehensive income (loss), or AOCI. Adjusted book value, as converted, is defined as stockholders’ equity, less AOCI plus the assumed proceeds from the outstanding warrants. Adjusted book value per share, as converted, is calculated as adjusted book value, as converted, divided by the sum of outstanding common shares and shares subject to outstanding warrants. Operating return on average equity consists of adjusted operating income for the most recent four quarters, divided by average ending adjusted book value for the most recent five quarters.
Definition of Selected Operating Performance Measures
The company reports selected operating performance measures, which are commonly used in the insurance industry as measures of operating performance and financial condition. These measures are described here:
Loss ratio — Represents policyholder benefits and claims divided by premiums earned.
Sales — For the Retirement Services and Income Annuities segments, sales represent deposits for new policies. For the Individual segment, sales represent annualized first-year premiums, deposits for new policies and BOLI sales measured as 10% of new BOLI deposits.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. The words “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to Symetra’s:
•	estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts;

•	trends in operations, financial performance and financial condition;

•	financial and operating targets or plans; and

•	business and growth strategy.
These statements are based on certain assumptions and analyses made by Symetra in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to Symetra’s expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, including, among others:
•	general economic, market or business conditions, including further economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	the availability of capital and financing;

•	potential investment losses;

•	the effects of fluctuations in interest rates;

•	recorded reserves for future policy benefits and claims subsequently proving to be inadequate or inaccurate;

•	deviations from assumptions used in setting prices for insurance and annuity products;

•	market pricing and competitive trends related to insurance products and services;

•	changes in amortization of deferred policy acquisition costs;

•	financial strength or credit ratings downgrades;

•	the continued availability and cost of reinsurance coverage;

•	changes in laws or regulations, or their interpretation, including those that could increase Symetra’s business costs and required capital levels;

•	the ability of the issuer’s subsidiaries to pay dividends to the issuer; and

•	the risks that are described from time to time in Symetra’s filings with the Securities and Exchange Commission, including those in Symetra’s Registration Statement on Form S-1.
Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

Symetra Financial Corporation
Consolidated Income Statement Data
(in millions, except per share data )
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
Revenues:
Premiums and other considerations	$143.5	$144.4	$573.6	$584.8
Net investment income	284.2	238.5	1,113.6	956.5
Other revenues	13.1	15.8	56.4	67.8
Net realized investment gains (losses):
Total other-than -temporary impairment losses on securities	(23.3)	(24.7)	(191.2)	(86.4)
Less portion of loss recognized in other comprehensive income	10.5	—	104.7	—

Net impairment losses recognized in earnings	(12.8)	(24.7)	(86.5)	(86.4)
Other net realized investment gains (losses)	12.5	(30.0)	57.2	(71.6)

Total net realized investment losses	(0.3)	(54.7)	(29.3)	(158.0)

Total revenues	440.5	344.0	1,714.3	1,451.1

Benefits and expenses:
Policyholder benefits and claims	88.4	88.4	350.5	348.5
Interest credited	217.6	197.0	846.8	766.1
Other underwriting and operating expenses	66.0	63.9	252.7	265.8
Interest expense	8.0	7.9	31.8	31.9
Amortization of deferred policy acquisition costs	15.0	8.1	51.4	25.8

Total benefits and expenses	395.0	365.3	1,533.2	1,438.1

Income (loss) from operations before income taxes	45.5	(21.3)	181.1	13.0

Provision (benefit) for income taxes:
Current	10.9	(10.3)	6.7	23.8
Deferred	2.5	(6.1)	46.1	(32.9)

Total provision (benefit) for income taxes	13.4	(16.4)	52.8	(9.1)

Net income (loss)	$32.1	$(4.9)	$128.3	$22.1

Net income (loss) per common share:
Basic	$0.29	$(0.05)	$1.15	$0.20
Diluted	$0.29	$(0.05)	$1.15	$0.20

Weighted average number of common shares outstanding:
Basic	111.622	92.646	111.622	111.622
Diluted	111.634	92.646	111.626	111.622

Cash dividends declared per share	$—	$—	$—	$—

Non-GAAP financial measures:
Adjusted operating income	$32.7	$31.1	$147.9	$122.9

Reconciliation to net income (loss):
Net income (loss)	$32.1	$(4.9)	$128.3	$22.1
Less: Net realized investment losses (net of taxes)[1]	(0.2)	(35.5)	(19.1)	(102.7)
Add: Net realized and unrealized investment gains (losses) on FIA options (net of taxes)[2]	0.4	0.5	0.5	(1.9)

Adjusted operating income	$32.7	$31.1	$147.9	$122.9

[1]	Net realized investment losses are reported net of taxes of $(0.1) and $(19.2) for the three months ended, and $(10.2) and $(55.3) for the twelve months ended December 31, 2009 and 2008, respectively.

[2]	Net realized and unrealized investment gains (losses) on FIA options are reported net of taxes of $0.2 and $0.2 for the three months ended, and $0.3 and $(1.0) for the twelve months ended December 31, 2009 and 2008, respectively.

Symetra Financial Corporation
Consolidated Balance Sheet Data
(in millions, except per share data)
(unaudited)

	December 31	December 31
	2009	2008
Assets
Total investments	$20,183.1	$16,252.5
Other assets	1,414.3	2,260.9
Separate account assets	840.1	716.2

Total assets	$22,437.5	$19,229.6

Liabilities and stockholders’ equity
Policyholder liabilities	$19,463.1	$17,464.8
Notes payable	448.9	448.8
Other liabilities	252.1	313.6
Separate account liabilities	840.1	716.2

Total liabilities	21,004.2	18,943.4

Common stock and additional paid-in-capital	1,166.6	1,166.4
Retained earnings	316.4	172.4
Accumulated other comprehensive loss, net of taxes	(49.7)	(1,052.6)

Total stockholders’ equity	1,433.3	286.2

Total liabilities and stockholders’ equity	$22,437.5	$19,229.6

Book value per share[1]	$12.83	$2.56

Non-GAAP financial measures:
Adjusted book value	$1,483.0	$1,338.8

Reconciliation to stock holders’ equity :
Total stockholders’ equity	$1,433.3	$286.2
Less: AOCI	(49.7)	(1,052.6)

Adjusted book value	1,483.0	1,338.8
Add: Assumed proceeds from exercise of warrants	218.1	218.1

Adjusted book value, as converted	$1,701.1	$1,556.9

Adjusted book value per share, as converted[2]	$15.23	$13.95

[1]	Book value per share is calculated based on stockholders’ equity divided by outstanding common shares and shares subject to outstanding warrants, totaling 111,705,199 and 111,622,039 as of December 31, 2009 and 2008, respectively.

[2]	Adjusted book value per share, as converted, is calculated based on adjusted book value, as converted, divided by outstanding common shares and shares subject to outstanding warrants, totaling 111,705,199 and 111,622,039 as of December 31, 2009 and 2008, respectively.

Symetra Financial Corporation
Reconciliation of Segment Pretax Adjusted Operating Income & Operating ROAE
(in millions)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
Segment pretax adjusted operating income (loss)
Group	$10.7	$15.2	$55.4	$66.9
Retirement Services	17.3	9.2	58.6	36.6
Income Annuities	9.4	8.5	42.4	36.5
Individual	14.7	16.7	66.3	59.7
Other	(5.7)	(15.5)	(11.5)	(31.6)

Subtotal	46.4	34.1	211.2	168.1

Add: Net realized investment losses	(0.3)	(54.7)	(29.3)	(158.0)
Less: Net realized and unrealized investment gains (losses) on FIA options	0.6	0.7	0.8	(2.9)

Income (loss) from operations before income taxes	$45.5	$(21.3)	$181.1	$13.0

	Twelve Months Ended
	December 31
	2009	2008
Reconciliation of ROE to Operating ROAE:
ROE	15.4%	2.6%
Average stockholders’ equity[1]	$832.4	$861.8
Non-GAAP financial measures:
Operating ROAE	10.5%	9.2%
Average adjusted book value[2]	$1,407.7	$1,329.8

[1]	Average stockholders’ equity is derived by averaging ending stockholders’ equity for the most recent five quarters.

[2]	Average adjusted book value is derived by averaging ending adjusted book value for the most recent five quarters.